EXHIBIT 99.1

CloudCommerce Changes Fiscal Year End to December 31 and Provides Revenue Guidance of Approximately $11.5 million for 2018

The Company aligns its year-end to a calendar year to be more consistent with other companies in its industry and looks forward to a successful 2018

Santa Barbara, CA – (January 19, 2018) – CloudCommerce, Inc. (CLWD), a leading provider of data driven solutions, today announced that it has recently filed an 8-K changing its fiscal year end from June 30 to December 31, effective immediately. As a result of this change, the Company will file a Transition Report on Form 10-K for the six-month period ended December 31, 2017.

Based on its trending sales performance, underlying strength of the core business, and projected growth from new services, the Company now expects 2018 revenue will be approximately $11.5 million. In the event that the Company undertakes additional acquisitions, revenue could be significantly greater in 2018.

“We are pleased to provide increased revenue guidance for 2018 and expect to be cash positive on a consolidated basis,” commented CloudCommerce CEO Andrew Van Noy. “The company is seeing strong demand for its services, particularly in the areas of digital marketing, creative services, and strategy.

Mr. Van Noy continued, “To meet this demand, we tripled the personnel in our digital marketing team during the last four months, and will continue to expand the team in the coming months. Additionally, we have achieved key wins by signing marketing service contracts for brands in the hospitality, insurance, and media industries. We’re proud of the diligent efforts made by our employees and we look forward to a successful 2018.”

CloudCommerce’s recent success has been driven by acquisitions closed in 2017, including the acquisition of Parscale Creative in August 2017 and the acquisition of WebTegrity in November 2017. CloudCommerce intends to continue to grow internally by rapidly expanding services in digital marketing, data and analytics, and continue to increase scale by acquiring exceptional companies.

About CloudCommerce

CloudCommerce, Inc. (CLWD) is a leading provider of data driven solutions. We help our clients acquire, engage, and retain their customers by finding actionable information hidden in critical sources of data. We focus intently on using quantitative and qualitative analysis to drive the creation of great user experiences and successful digital marketing strategies and campaigns. Whether it is creating omni-channel experiences, engaging a specific audience, or energizing voters in political campaigns, we believe data is the key to digital success. Our goal is to become the industry leader by always applying a “data first” strategy and acquiring other companies that share this vision.

Forward-Looking Statements

Matters discussed in this shareholder letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated,

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expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

CloudCommerce, Inc.

Tel: 805-964-3313

communications@cloudcommerce.com

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